                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Hello Direct
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                             HELLO DIRECT, INC.


                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       To be held on September 2, 1999

To the Stockholders of Hello Direct, Inc.:

        Notice Is Hereby Given that a Special Meeting of Stockholders of Hello Direct, Inc., a Delaware corporation (the "Company"), will be held on September 2, 1999 at 9:00 a.m., local time, at the Company's principal executive offices located at 5893 Rue Ferrari, San Jose, CA 95138-1857, for the following purpose:

                To approve an amendment to the Company's 1995 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 225,000 shares for issuance to the Company's employees and consultants.

        The foregoing item of business is more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on July 30, 1999 as the record date for the determination of stockholders entitled to vote at this meeting. Only stockholders of record at the close of business on July 30, 1999 are entitled to notice of and to vote at the meeting.

        All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy.

                         By Order of the Board of Directors

                         /s/ Dean Witter III

                         Dean Witter III
                         Chief Financial Officer
                          and Secretary

San Jose, California
August 13, 1999

                             HELLO DIRECT, INC.


                             PROXY STATEMENT FOR
                       SPECIAL MEETING OF STOCKHOLDERS

                              September 2, 1999

               INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed Proxy is solicited on behalf of Hello Direct, Inc., a Delaware corporation (the "Company"), for use at the Special Meeting of Stockholders (the "Special Meeting") to be held on September 2, 1999 at 9:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at the Company's principal executive offices located at 5893 Rue Ferrari, San Jose, CA 95138-1857. The Company's telephone number at that location is (408) 972-1990.

     These proxy solicitation materials were mailed on or about August 13, 1999 to all stockholders entitled to vote at the Special Meeting.

Record Date and Principal Share Ownership

     Only stockholders of record at the close of business on July 30, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting.
The Company has one class of Common Stock, $.001 par value. As of the Record Date, 5,197,489 shares of the Company's Common Stock were issued and outstanding and held of record by 81 stockholders. See "Security Ownership of Certain Beneficial Owners and Management" below for information regarding beneficial owners of more than five percent of the Company's Common Stock.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

Voting Rights

     Each share has one vote for the proposal to be acted on at the Special Meeting.

Solicitation

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies from brokers, banks and other institutional nominees. The fees and expenses of such firm are not expected to exceed $3,500.

Vote Required and Method of Counting Votes

     The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Special Meeting. The affirmative vote of the holders of the majority of the shares present or represented by proxy at the Special Meeting is required for the approval of the matter to be voted upon. Abstentions for this matter will be treated as votes cast on a particular matter as well as shares present and represented for purposes of establishing a quorum. Broker nonvotes (i.e., when a broker does not have authority to vote on a specific issue) will not be treated as votes cast on a particular matter but will be treated as shares present or represented for purposes of establishing a quorum.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of the Record Date as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and each nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table in "Compensation of Executive Officers" below and
(iv) all directors and executive officers as a group.

                                                                     Beneficial Ownership(1)
                                                                     -----------------------
                                                                     Number of    Percent of
Beneficial Owner                                                      Shares        Total
----------------                                                      ------        -----
Pequot Capital Management, Inc. (2)                                     500,000          9.6
   500 Nyala Farm Road
   Westport, CT  06880

Wellington Management Company, LLP (3)                                  438,000          8.4
   75 State Street
   Boston, MA 02109

Dimensional Fund Advisors, Inc. (4)                                     344,400          6.6
   1299 Ocean Ave., 11th Floor
   Santa Monica, CA  90401

Wynnefield Partners (5)                                                 291,000          5.6
   One Penn Plaza, Suite 4720
   New York, NY  10119

John B. Mumford (6)                                                     210,830          4.0

E. Alexander Glover (7)                                                 175,416          3.3

Charles E. Volwiler (8)                                                 135,003          2.6

Ronald J. Becht, Jr. (9)                                                 73,659          1.4

Dennis P. Waldera (10)                                                   62,892          1.2

William P. Sousa (11)                                                    54,338          1.0

John W. Combs (12)                                                       17,500       *

Gerald L. Beckwith                                                            0       *

Steven J. Gomo                                                                0       *

Raymond E. Nystrom (13)                                                  10,000       *

All executive officers and directors as a group (12 persons) (14)       739,695         13.5

----------------------------
 *   Less than 1%

(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) As reported to the registrant in a private communication by the beneficial owner, as of June 30, 1999.

(3)  As reported by www.nasdaq-online.com as of the Record Date.

(4)  As reported by www.nasdaq-online.com as of the Record Date.

(5)  As reported by www.nasdaq-online.com as of the Record Date.

(6) Includes 148,469 shares by the Mumford Family Trust, 19,261 shares held by the Crosspoint Retirement Plan for the benefit of Mr. Mumford (the "Retirement Plan"), 29,600 shares held in an individual retirement account (the "IRA") for the benefit of Mr. Mumford and 13,500 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date. Mr. Mumford is also a trustee of the Mumford Family Trust. Mr. Mumford retains the right to direct the voting and disposition of the shares held by the Mumford Family Trust. Accordingly, Mr. Mumford may be deemed to be a beneficial owner of these shares. Mr. Mumford disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. This number does not include 66,572 shares held by various trusts for the benefit of children of Mr. Mumford. Mr. Mumford disclaims beneficial ownership of such shares.

(7) Includes 122,291 shares issuable upon the exercise of stock options exercisable within 60 days of the Record Date.

(8) Includes 21,828 shares issuable upon the exercise of stock options exercisable within 60 days of the Record Date.

(9) Includes 51,042 shares issuable upon the exercise of stock options exercisable within 60 days of the Record Date.

(10) Includes 27,300 shares issuable upon the exercise of stock options exercisable within 60 days of the Record Date.

(11) Consists of 20,565 shares issuable upon the exercise of stock options exercisable within 60 days of the Record Date.

(12) Includes 13,500 shares issuable upon the exercise of stock options exercisable within 60 days of the Record Date.

(13)  Mr. Nystrom resigned as on Officer of the Company in February 1999.

(14) Includes 273,083 shares issuable upon the exercise of stock options exercisable within 60 days of the Record Date.

                                   PROPOSAL

                                 AMENDMENT TO

                              THE 1995 STOCK PLAN

Proposed Amendment

     In July 1999, the Board approved a proposal to amend the 1995 Stock Plan (the "Stock Plan") to add 225,000 shares for issuance to the Company's employees and consultants.

Reasons for the Amendment

     The Company relies upon the Stock Plan as one of the benefits necessary to attract and retain skilled personnel. The Company competes for high caliber, high quality personnel with many other technology companies which as part of their incentive packages offer option grants to their employees. The Board has determined it is essential to offer an appropriate level of option grants to attract and retain employees to remain competitive with other hiring companies in the area. Accordingly, the Board of Directors believes it is in the Company's best interests to increase the shares reserved for issuance under the Stock Plan so that the Company may continue to attract and retain the services of qualified employees by providing employees an opportunity to purchase the Company's Common Stock through option grants.

Activity Under the Stock Plan

     From time to time, the Company reviews the number of shares available for issuance under the Stock Plan and, based on the Company's estimates of the number of shares expected to be issued under the Stock Plan, management presents to the Board of Directors a recommendation for the reservation of additional shares for issuance. The Board reviews such recommendation and if the Board approves it, the Board presents a proposal for the stockholders' approval.


Vote Required for Approval of Amendment

     The affirmative vote of a majority of the Votes Cast will be required to approve the amendment to the Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE STOCK PLAN.

Summary of the Stock Plan

     As of July 30, 1999, 135,077 shares of Common Stock had been issued upon the exercise of stock options; options to purchase an aggregate of 810,746 shares were outstanding (including 75,000 of the PhoneZone restricted options discussed below), at a weighted average exercise price of $8.24 per share; and 29,177 shares remained available without restrictions for future issuance under the Stock Plan. At the Company's Annual Meeting of stockholders, on April 28, 1999, the Stockholders of the Company approved an amendment to the Stock Plan to add 225,000 shares available for grants restricted to former employees of PhoneZone.com, an Internet buyer's guide publisher that the Company acquired in January, 1999. As of July 30, 1999, 75,000 options had been granted to former PhoneZone employees (included in the 810,746 options outstanding total above), and 150,000 shares remained available for future grants restricted to former PhoneZone employees.

     The essential features of the Stock Plan are outlined below.

     Purpose. The purposes of the Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the employees and consultants of the Company, and to promote the success of the Company's business.

     Administration. The Stock Plan may be administered by the Board, a committee of the Board or, with respect to grants to certain persons, by different bodies as permitted by law (the "Administrator"). Subject to the other provisions of the Stock Plan, the Administrator has the power to determine the terms and conditions of any options and stock purchase rights granted, including, but not limited to, the persons to whom an option or stock purchase right may be granted, the exercise price, the number of shares subject to the option or stock purchase right and the exercisability thereof. The Stock Plan is currently administered by the Compensation Committee of the Board of Directors.

     Eligibility and Terms of Options. The Stock Plan provides that incentive stock options may be granted only to employees. Nonstatutory stock options and stock purchase rights may be granted to employees and consultants. An optionee who has been granted an option may, if otherwise eligible, be granted additional options or stock purchase rights. With respect to any optionee who owns stock with more than 10% of the voting power of all classes of stock of the Company (a "10% Stockholder"), the exercise price of any incentive stock option granted must equal at least 110% of the fair market value of the stock on the grant
date, and the maximum term of the option  cannot exceed five years.   The term
of all other options under the Stock Plan may not exceed ten years. The Administrator selects the optionees and determines the number of shares subject to each option, but in no case may an employee be granted options to purchase more than 100,000 shares in any fiscal year. In making such determination, the Administrator takes into account the duties and responsibilities of the employee, director or consultant, the value of his or her services, his or her present and potential contribution to the success of the Company, the anticipated number of years of future service and other relevant factors.

     Conditions of Options. Each option granted under the Stock Plan is evidenced by a written stock option agreement between the optionee and the Company and is subject to the following conditions:

          (a)  Exercise Price.  The Administrator determines the exercise price
               --------------
of options to purchase shares of Common Stock. However, the exercise price of an incentive stock option must not be less than 100% (110%, if issued to a 10% Stockholder) of the fair market value of the Common Stock on the date the option is granted. For so long as the Company's Common Stock is traded on the Nasdaq National Market, the fair market value of a share of Common Stock shall be the closing sale price for such stock (or the closing bid if no sales were reported) as quoted on the Nasdaq National Market for the last market trading day prior to the date of grant or, if the market is closed on such date, the immediately preceding trading date.

          (b)  Value Limitation.  If the aggregate fair market value of all
               ----------------
shares of Common Stock subject to an optionee's incentive stock option(s) exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonstatutory options.

          (c)  Form of Consideration. The consideration to be paid for the
               ---------------------
shares of Common Stock issued upon exercise of an option shall be determined by the Administrator. In the case of incentive stock options, the form of consideration to be paid shall be determined at the time of grant. Such form of consideration may vary for each option and may consist entirely of cash, check, promissory note, shares of the Company's Common Stock meeting certain criteria, any combination thereof, or any other legally permissible form of consideration as may be provided in the Stock Plan or the option agreement.

          (d)  Exercise of the Option.  Each stock option agreement will specify
               ----------------------
the term of the option and the date when the option is to become exercisable. The term of such vesting is determined by the Administrator. Options granted under the Stock Plan have a ten-year term (five years, if issued to a 10% Stockholder) and generally become exercisable over four years at a rate of one-fourth of the shares subject to the options at the end of twelve months from the date of grant and one forty-eighth of the shares every month for thirty-six months thereafter, subject to continuation of employment or service, as the case may be. An option is exercised by giving written notice of exercise to the Company and tendering full payment of the purchase price to the Company.

          (e)  Termination of Employment.  In the event an optionee ceases to be
               -------------------------
an employee, director or consultant, other than upon the optionee's death or disability, the optionee may exercise his or her options within such period of time as determined by the Administrator (not to exceed three months in the case of an incentive stock option) from the date of such termination (and in no event later than the expiration of the term of such options as set forth in the option agreement) to the extent that the optionee was entitled to exercise them at the date of such termination. In the absence of a specified time in the option agreement, the optionee may exercise his or her options within ninety days following the date of such termination. Options granted under the Stock Plan to date have generally provided that optionees may exercise their options within ninety days from the date of termination of employment for reasons other than the optionee's death or disability.

          (f)  Disability.  In the event an optionee ceases to be an employee,
               ----------
director or consultant as a result of permanent and total disability (as defined in Section 22(e)(3) of the Code), the optionee may exercise his or her options at any time within twelve months from the date of such termination, but only to the extent that the optionee was entitled to exercise them at the date of such termination, (and in no event later than the expiration of the term of such options as set forth in the option agreement).

          (g)  Death.  In the event an optionee dies while he or she is an
               -----
employee, director or consultant, within twelve months following the date of death (but in no event later than the expiration of the term of such options as set forth in the notice of grant), the optionee's estate or the person who acquires the right to exercise the options by bequest or inheritance may exercise said options, but only to the extent that the optionee was entitled to exercise them at the date of death.

          (h)  Termination of Options.  Excluding incentive stock options issued
               ----------------------
to 10% Stockholders, options granted under the Stock Plan expire on the date set forth in the option agreement (not to exceed ten years from the date of grant). Incentive stock options granted to 10% Stockholders expire five years from the date of grant (or such shorter period set forth in the option agreement). No option may be exercised by any person after the expiration of its term.

          (i)  Nontransferability of Options and Stock Purchase Rights.  Unless
               -------------------------------------------------------
determined otherwise by the Administrator, an option or stock purchase right may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee.

     Terms and Conditions of Stock Purchase Rights. Each stock purchase right granted under the Stock Plan shall be evidenced by a written offer which sets forth the terms, conditions and restrictions related to the offer, including the number of shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer, which in no case shall exceed six months. The offer shall be accepted by execution of a restricted stock purchase agreement in such form as determined by the Administrator. Once the stock purchase right is exercised, the purchaser shall have the rights equivalent to those of a stockholder. Unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to such repurchase right shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The Administrator shall determine the rate at which the repurchase option lapses.

     Adjustment Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding option or stock purchase right, and the number of shares of Common Stock (a) authorized for issuance under the Stock Plan but as to which no options or stock purchase rights have yet been granted or (b) which have been returned to the Stock Plan upon cancellation or expiration of an option or stock purchase right, as well as the price per share of Common Stock covered by each such outstanding option or stock purchase right shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without consideration. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option or stock purchase right.

     Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent it has not been previously exercised, an option or stock purchase right will terminate immediately prior to the consummation of such proposed action. The Board in its discretion may provide an optionee the right to exercise his or her option as to all of the stock covered thereby, including shares as to which the option would not otherwise be exercisable. In addition, the Board may provide that a Company repurchase option applicable to shares purchased upon exercise of an option or stock purchase right shall lapse as to all such shares.

     Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding option or stock purchase right may be assumed, or an equivalent option or right substituted, by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option or stock purchase right, the optionee shall fully vest in and have the right to exercise the option or stock purchase right as to all or a portion of the optioned stock, including shares that would not otherwise be exercisable. If an option or stock purchase right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the administrator shall notify the optionee that the option or stock purchase right has become fully exercisable for a period of fifteen (15) days from the date of such notice, and the option or stock purchase right will terminate upon the expiration of such period.

     Amendment and Termination of the Stock Plan. The Board may at any time amend, alter, suspend or terminate the Stock Plan. The Company shall obtain stockholder approval of any Stock Plan amendment to the extent necessary and desirable to comply with applicable laws. No amendment, alteration, suspension or termination of the Stock Plan shall impair the rights of any optionee, unless mutually agreed otherwise between the optionee and the Administrator, which agreement must be in writing and signed by the optionee and the Company.

Federal Tax Information

     Options granted under the Stock Plan may be either incentive stock options, as defined in Section 422 of the Code, or nonstatutory options.

     An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the disposition of shares purchased pursuant to the terms of an incentive stock option more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is an officer, director, or 10% Stockholder of the Company. The Company is entitled to a tax deduction in the same amount as any ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term, or short-term capital gain or loss, depending on the holding period.

     All of the Options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time a nonstatutory option is granted. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the exercise price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon disposition of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

     The Company will be entitled to a tax deduction in an amount equal to any ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Stock Plan, does not purport to be complete, and reference should be made to the applicable provisions of the tax code. In addition, this summary does not discuss the tax consequences of a participant's death or the income tax laws of any municipality, state or foreign country in which the participant may reside.

                      ADDITIONAL INFORMATION RELATING TO
                     DIRECTORS AND OFFICERS OF THE COMPANY

Compensation of Executive Officers

The following table sets forth the compensation earned by (i) the Company's Chief Executive Officer, (ii) each of the Company's three other most highly compensated executive officers in 1998 who were serving as executive officers at the end of 1998 and whose salary and bonus for 1998 exceeded $100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the years ended December 31, 1996, 1997 and 1998:

                           Summary Compensation Table


                                                                                      Annual                    Long- Term
                                                                                   Compensation                Compensation
                                                                     ----------------------------------------  ------------
                                                                                                   Other        Securities
                                                             Fiscal                               Annual        Underlying
Name and Principal Position                                   Year   Salary($)  Bonus ($)(1)  Compensation(2)    Options
---------------------------                                  ------  ---------  ------------  ---------------  ------------
E. Alexander Glover.......................................     1998   300,000    150,000            $8,739           50,000
   President, Chief Executive                                  1997   300,000    130,000             8,180           30,000
   Officer and Director                                        1996   250,000     30,000             7,980            7,980
Ronald J. Becht, Jr. .....................................     1998   175,000     87,500             3,626           20,000
   Vice President of Product Marketing                         1997   150,000     72,813             2,711           20,000
                                                               1996   140,000         --             1,995               --
Raymond E. Nystrom(3).....................................     1998   175,000     87,500             6,590           20,000
   Vice President of Operations and Chief Financial Officer    1997   167,500     72,813             5,527               --
                                                               1996    26,667     45,000                --               --
Dennis P. Waldera (4).....................................     1998   175,000     87,500             4,930           20,000
   Vice President of Direct Marketing                          1997   162,500     70,938             4,008           20,000
                                                               1996   106,800         --             3,788           50,000

(1) The Company establishes each year a Management Bonus Plan for which senior management is eligible. The amount of a particular employee's bonus varies depending on salary level, position with the Company and the operating results of the Company.

(2)  Represents premiums for long-term disability benefits.

(3)  Mr. Nystrom was hired in November 1996 and resigned in February 1999.

(4)  Mr. Waldera was hired in April 1996.

                       STOCK OPTION GRANTS AND EXERCISES

      Option/SAR Grants in Fiscal Year 1998. The following table summarizes the stock options granted by the Company to the Company's Named Executive Officers during the last fiscal year. No SARs were granted during the last fiscal year.
(1)

                                                  % of Total
                       Number of Securities      Options/SARs                                  Potential Realizable Value
                          Underlying Op-          Granted to       Exercise or                 at Assumed Annual Rates of
                            tions/SARs        Employees in Last    Base Price   Expiration      Stock Price Appreciation
        Name                Granted (#)          Fiscal Year        ($/sh)(2)    Date (3)        for Option Terms($)(4)
        ----                -----------          -----------        ---------    --------        ----------------------
                                                                                                    5%            10%
                                                                                                   ----          -----

E. Alexander Glover                  50,000                16.9%        $6.25    01/28/08      $196,530       $498,045
Ronald J. Becht, Jr                  20,000                 6.8%        $6.25    01/28/08        78,612        199,218
Raymond E. Nystrom                   20,000                 6.8%        $6.25    01/28/08        78,612        199,218
Dennis P. Waldera                    20,000                 6.8%        $6.25    01/28/08        78,612        199,218

_____________________

(1) The Company granted options to purchase 295,000 shares of Company Stock to employees during 1998.

 (2) The exercise price may be paid in cash, check, promissory note, shares of the Company's Common Stock (subject to approval of the Board of Directors) or any combination of such methods.

(3) Options may terminate before their expiration date if the optionee's status as an employee is terminated or upon the optionee's death or disability.

 (4) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future prices of its Common Stock.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

   The following table sets forth information concerning options held on December 31, 1998 with respect to each Named Executive Officer. No options were exercised by such persons during 1998.

Name                  Number of Securities Underlying Unexer-     Value of Unexercised in-the-Money
----                        cised Options at FY-End                     Options at  FY-End (1)
                          Exercisable  Unexercisable            Exercisable    Unexercisable
                          -----------  -------------            -----------    -------------
E. Alexander Glover        126,875         83,125                 $318,306        $318,674
Ronald J. Becht, Jr         46,201         34,166                  188,252         137,774
Raymond E. Nystrom          22,500         42,500                  133,493         209,753
Dennis P. Waldera           41,666         48,334                  126,581         176,589

-------------------------

(1) Calculated by determining the difference between the fair market value of the securities underlying the option and the exercise price of the option.

                                 Benefit Plans

   The following is a brief summary of plans in effect during the fiscal year ended December 31, 1998 under which executive officers and directors of the Company received benefits:

   1992 Stock Option Plan. As of July 30, 1999, options to purchase an aggregate of 8,329 shares of the Company's Common Stock were outstanding pursuant to the 1992 Stock Option Plan (the "Old Plan"). No new stock option grants can be issued under the Old Plan. Stock options outstanding pursuant to the Old Plan vest over two to four years from the grant date and expire ten years from the grant date.

   1995 Stock Plan. The Company relies upon the Stock Plan to attract and retain skilled employees, consultants and quality management. As of July 30, 1999, 135,077 shares of Common Stock had been issued upon exercise of stock options, options to purchase an aggregate of 810,746 shares were outstanding at a weighted average exercise price of $8.24 per share; 29,177 shares were available without restriction for future issuance under the Stock Plan; and 150,000 shares remained available with restrictions for future issuance under the Stock Plan. The Proposal seeks to increase the number of shares reserved for issuance under the Stock Plan by 225,000 shares to a total of 1,350,000 shares.

   1995 Employee Stock Purchase Plan. As of July 30, 1999, a total of 141,915 shares of Common Stock were reserved for future issuance, and a total of 163,085 shares has been issued pursuant to the 1995 Employee Stock Purchase Plan (the "ESPP"). The ESPP is administered by the Compensation Committee of the Board of Directors. The ESPP permits an eligible employee, as defined therein, to purchase Common Stock through payroll deductions, which may not exceed 15% of the employee's base compensation. No employee may purchase more than $25,000 worth of stock in any calendar year. The ESPP is implemented by offering periods lasting for six (6) months, with a new offering period commencing every six months. The price of shares purchased under the ESPP is 85% of the lower of the fair market value of the Common Stock on (i) the first day of the offering period; or (ii) the last day of the offering period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

   1995 Director Option Plan. The Director Plan was adopted by the Company's Board of Directors in February 1995, approved by the stockholders in March 1995 and amended at the Annual Meeting of stockholders on April 28, 1999 to increase the number of shares available for grant by 75,000 shares. The Director Plan provides for the grant of nonstatutory stock options to Outside Directors pursuant to a non-discretionary grant mechanism. The exercise price of options granted to Outside Directors must be 100% of the fair market value of the Company's Common Stock on the date of grant. Options granted to the Outside Directors have a 10-year term, or shorter upon termination of tenure as director. A total of 147,000 shares of the Company's Common Stock is reserved for issuance under the Director Plan. As of July 30, 1999, 3,000 shares have been purchased upon exercise of options issued under the Director Plan; options to purchase 63,000 shares were outstanding at a weighted average exercise price of $8.88 per share; and 84,000 shares were available for future issuance under the Director Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all section 16(a) forms they file. Based solely in its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal 1998, all filing requirements applicable to its executive officers, directors and 10% stockholders were complied with.

            Compensation Committee Report on Executive Compensation

    The following is the Report of the Compensation Committee of the Company describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1998. The information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

   During the fiscal year ended December 31, 1998, the Compensation Committee of the Board of Directors was comprised of two non-employee directors. The Compensation Committee is responsible for setting compensation levels for the Company's executive officers and for overseeing the administration of certain of the Company's stock option plans. All decisions by the Compensation Committee are reviewed by the entire Board of Directors.

   In making compensation decisions, it has been the practice of the Compensation Committee to meet with the Company's chief executive officer, as appropriate. For fiscal 1998, the Compensation Committee reviewed compensation surveys prepared by outside compensation consultants. Such surveys were utilized to establish compensation packages that are within the range of those persons holding comparably responsible positions at companies similar to the Company in age, number of employees, revenues and overall growth rate.

   The Compensation Committee believes that executive officer compensation should be closely aligned with the performance of the Company on both a short-term and long-term basis and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, the Compensation Committee's policy is that the compensation package for executive officers should consist of three components: (i) an annual base salary; (ii) the potential to earn incentive bonuses each fiscal year, the amount of which is dependent on the Company's overall performance; and (iii) stock option awards designed to align management interests with those of stockholders by providing long-term incentives for the Company's key employees. In fiscal 1998, the Compensation Committee reviewed and used comparable-company data as the basis for setting executive compensation within the framework described above.

   Base salary is (i) based upon the responsibilities of the particular executive officers, (ii) targeted at the median of comparable companies and reviewed on an annual basis. Base salaries for fiscal year 1999 for Mr. Glover, Mr. Becht, Mr. Waldera, Ms. Grouell and Mr. Young, $300,000, $175,000, $175,000, $135,000 and $160,000, respectively, were determined by the Compensation Committee and approved by the full Board.

   Incentive bonuses represent an opportunity for each executive officer to earn additional annual cash compensation in an amount tied to a percentage of base salary. These percentages are generally established by the Compensation Committee at the end of each fiscal year for the following fiscal year. The fiscal 1998 guidelines for the Company's executive officers ranged up to 75% of base salary. Incentive bonus payments of $150,000 $87,500, $87,500 and $12,000 were made to Mr. Glover, Mr. Becht, Mr. Waldera and Mr. Volwiler, respectively, for fiscal 1998. For fiscal 1999, bonus guidelines are up to 75% of base salary.

   The long-term-performance-based compensation of executive officers takes the form of option awards under the Company's 1995 Stock Plan. The Compensation Committee believes that equity-based compensation ensures that the Company's executive officers have a continuing stake in the long-term success of the Company. All options granted by the Company have been granted with an exercise price equal to the market price of the Company's Common Stock on the date of grant and, accordingly, have value only if the Company's stock price increases after such date. In granting options under the 1995 Stock Plan, the Committee takes into account each executive's responsibilities, relative position in the Company, and past grants. Individual grants may vary within the range to reflect individual performance and potential. The option program also utilizes vesting periods to encourage retention of key employees.

   Specific information regarding compensation of the executive officers is contained in the Summary Compensation Table on page 10.

Tax Policy

    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductions for certain executive compensation in excess of $1 million. The Company endeavors to structure its compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. With respect to non-equity compensation arrangements, the Compensation Committee has reviewed the terms of those arrangements most likely to be subject to Section 162(m).

Compensation Committee Interlocks and Insider Participation

    The Compensation Committee consisted of John B. Mumford and William P. Sousa during fiscal 1998. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for directors and officers of the Company. Mr. Glover, President and Chief Executive Officer of the Company, although not a voting member of the Compensation Committee, participates in all discussions and decisions regarding salaries and incentive compensation for all employees of and consultants to the Company, except that Mr. Glover is excluded from discussions and decisions regarding his own salary and incentive compensation.


                                  John B. Mumford
                                  William P. Sousa

Employment Contracts and Change of Control Arrangements

    Mr. Glover, the Company's President and Chief Executive Officer, entered into an employment agreement with the Company on March 24, 1995, subsequently amended effective July 1, 1997. Under the terms of Mr. Glover's employment agreement, his annual base salary is not to be less than $300,000; he is eligible for a bonus of up to 50% of his base salary provided the Company meets certain targeted financial criteria; and he is to receive an annual stock option grant for a minimum of 50,000 shares of Common Stock at the fair market value on the date of grant, provided however that the exercise price of the additional options may be limited to $500,000. The agreement expires on March 24, 2001. In the event Mr. Glover is terminated prior to the expiration of the agreement, he will be entitled to severance equal to twelve months' base salary.

    Mr. Glover, Mr. Becht and Mr. Waldera entered into employee severance agreements with the Company during 1998. The severance agreements provide that, in the event of a Change of Control, all of the executive officer's rights to purchase stock shall be automatically vested in their entirety immediately preceding the first of (i) a Change of Control in which the rights are not assumed by the successor corporation or will be terminated or canceled, (ii) if the executive officer will not receive identical securities received by other stockholders upon exercise of such executive officer's rights or (iii) an involuntary termination of the executive officer. In the event Mr. Glover, Mr. Becht or Mr. Waldera are terminated within one year following a Change of Control, they shall receive continued salary for up to 12 months, 9 months and 9 months, respectively, and continued employee benefits, any accrued management bonus and several other immaterial benefits.

     Mr. Waldera, the Company's Vice President of Direct Marketing has an agreement with the Company providing that in the event he is terminated without cause, he will be entitled to receive his base salary and benefits for nine months following the termination, his accrued management bonus, his outstanding stock options shall become fully vested and exercisable within three months from the date of termination and he will have the option of continuing to be covered by the Executive Disability Plan at his own expense.

Indebtedness of Executive Officers

   On July 29, 1999, the Company made, to three executive officers, including two executive officers named in the Summary Compensation Table, full recourse loans for the purchase of Common Stock upon the exercise by such officers of options granted under the Stock Plan, such loans having a term of five years, bearing interest at the rate of 5.25% per annum, and secured by a pledge of the Common Stock purchased therewith. Pursuant to the Stock Plan, Mr. Glover purchased 48,125 shares for $380,625, Mr. Waldera purchased 35,592 shares for $261,079, and Mr. Young purchased 11,108 shares for $99,972. All of the options exercised were vested and had been granted with exercise prices equal to the fair market value on the date of grant. All shares purchased by the executive officers under the Stock Plan are included in the Security Ownership of Directors and Executive Officers table on page 3.

   The table below shows as to each executive officer who was indebted to the Company in an amount exceeding $60,000 at any time during the period January 1, 1998 through July 30, 1999, (i) the largest aggregate amount of indebtedness outstanding during such period, and (ii) the amount of indebtedness outstanding at July 30, 1999. For each individual listed in the table below, the indebtedness shown resulted from the loans described in the preceding paragraph.


                       Largest Aggregate Principal   Principal Amount of Indebtedness at
Name of Officer          Amount of Indebtedness                July 30, 1999
---------------          ----------------------                -------------
E. Alexander Glover        $380,625.00                          $380,625.00
Dennis P. Waldera          $261,078.50                          $261,078.50
Michael S. Young           $ 99,972.00                          $ 99,972.00

                          COMPARISON OF TOTAL RETURN
 Among Hello Direct, Inc., the NASDAQ Stock Market - US Index and a Peer Group


                      [PERFORMANCE GRAPH APPEARS HERE]


                NASDAQ          Peer         Hello Direct
                ------          ----         ------------
04/07/95        100.00         100.00           100.00
12/31/95        130.26         107.83            58.70
12/31/96        160.18         118.53            41.30
12/31/97        196.51         109.06            57.61
12/31/98        276.25          97.59            87.50

     Note (1). The Peer Group consists of the following companies: Blair Corporation, Concepts Direct, Inc., CDW Computer Centers, Inc., Corporate Express, Inc., DM Management Co., Damark International, Inc., Fingerhut, Co., Inc., Geerlings & Wade, Inc., Global DirectMail, Corp., Sport Supply Group, Inc., Hanover Direct, Inc., Initio, Inc., Lands' End, Inc., Lillian Vernon Corporation, Creative Computers, Inc., Micro Warehouse, Inc., New England Business Service, Inc., Insight Enterprises, Inc., U.S. Office Products, Co., Right Start, Inc., Speigel, Inc. and Trend-Lines, Inc.

                         TRANSACTION OF OTHER BUSINESS

    The Board of Directors of the Company knows of no other matters to be submitted at the meeting. If any other matters come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                By Order of the Board of Directors

                                /s/ Dean Witter III

                                Dean Witter III
                                Chief Financial Officer and Secretary

San Jose, California
August 13, 1999


   A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1998 is available without charge upon written request to: Corporate Secretary, Hello Direct, Inc., 5893 Rue Ferrari, San Jose, CA 95138-1857.

                                     PROXY

                              HELLO DIRECT, INC.

                               5893 Rue Ferrari
                           San Jose, CA  94138-1857

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        Revoking any such prior appointment, the undersigned hereby appoints E. Alexander Glover and Dean Witter III and each of them attorneys and agents, with power of substitution to vote as Proxy for the undersigned, as herein stated, at the special meeting of stockholders of Hello Direct, Inc., to be held at the Company's principal executive offices located at 5893 Rue Ferrari, San Jose, California 95138, on Thursday, September 2, 1999 at 9:00 a.m., and at any adjournments thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present.

        This proxy, when properly executed, will be voted (1) for ratification and approval of an amendment to the Company's 1995 Stock Plan increasing shares thereunder by 225,000, if no instructions to the contrary are indicated in Item
(1) and in the discretion of the named attorneys and agents on such matters as may properly come before the meeting.

        The undersigned hereby acknowledges receipt of a copy of the Proxy Statement relating to such special meeting.

------------                                                        ------------
See Reverse                                                          See Reverse
   Side            CONTINUED AND TO SIGNED ON REVERSE SIDE               Side
------------                                                        ------------














1. Proposal to ratify and approve an amendment to the Company's 1995 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 225,000 shares for issuance to the Company's employees and consultants.

                 [_] FOR         [_] AGAINST        [_] ABSTAIN

2. In their discretion, the Proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

                                    (Signatures should conform exactly to
                                    name(s) shown on this proxy. Executors,
                                    administrators, guardians, trustees,
                                    attorneys, and officers signing for
                                    corporations should give full title.)

                                    Signature:
                                              -------------------------------

                                    Date:
                                         ------------------------------------

                                    Signature:
                                              -------------------------------

                                    Date:
                                         ------------------------------------

                                    SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                                    USING THE ENCLOSED ENVELOPE.